WASHINGTON MUTUAL BANK
OFFICER'S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE
Re: The servicing agreement dated as of September 1, 2003 (as amended, the
"Agreement"), between Washington Mutual Bank (formerly known as Washington
Mutual Bank, FA), as Servicer and Lehman Brothers Bank, FSB as Owner with respect to Lehman Mortgage Trust 2007-3 ("LMT 2007-3") (the "Securitization").

I, H. John Berens, a Senior Vice President of Washington Mutual Bank (the
"Servicer"), certify to the Owner, the Depositor and the Master Servicer under the
Securitization, the following for the 2007 fiscal year (the "Relevant Year"):

1.
A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the
Relevant Year.

Dated as of March 1, 2008.

/s/ H. John Berens
__________________________________
Name: H. John Berens
Title: Senior Vice President